CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the inclusion in this Registration Statement on Form N-1A of our report dated October 1, 2008 for the Fifth Third LifeModel Aggressive Fund, Fifth Third LifeModel Moderately Aggressive Fund, Fifth Third LifeModel Moderate Fund, Fifth Third LifeModel Moderately Conservative Fund, Fifth Third LifeModel Conservative Fund, and Fifth Third Structured Large Cap Plus Fund, relating to the financial statements and financial highlights which appear in the July 31, 2008 Annual Reports to Shareholders of the Fifth Third Funds, which are incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/ PricewaterhouseCoopers, LLP

Kansas City, MO
December 1, 2008